Contact:  Elisabeth Gabrynowicz
                                                          Phone:  (804) 782-1449




                         CSX BOARD OF DIRECTORS EXTENDS
                       SHAREHOLDER RIGHTS PLAN PROVISIONS


FOR IMMEDIATE RELEASE


     RICHMOND, Va., May 29, 1998--CSX Corporation announced today that its Board of Directors has extended the company's shareholder rights plan provisions, which are designed to protect shareholders against coercive takeover tactics. The Board adopted a new rights plan that is essentially the same as the company's 1988 rights plan, which will expire shortly.

     In taking the action, the company declared a dividend distribution of one preferred share purchase right on each share of common stock outstanding on June 8, 1998. The new rights plan will expire June 8, 2008.

     The CSX Board gave careful consideration to all issues and viewpoints and concluded that the rights plan benefits shareholders by encouraging prospective acquirers to negotiate so that the Board may obtain the best result for shareholders.

     CSX  Corporation,  headquartered  in  Richmond,  Va.,  is an  international
transportation   company   offering  a  variety  of  rail,   container-shipping,
intermodal, barge, trucking and contract logistics services.

                                      -CSX-

                  CSX's internet address is http://www.csx.com